UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒ Preliminary Information Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule14c-5(d)(2))

☐  Definitive Information Statement

FOAMEX INTERNATIONAL INC.

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(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required

☐  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)  Title of each class of securities to which transaction applies: Common Stock, $0.01 par value.

(2)  Aggregate number of securities to which transaction applies: 93,274,086 shares of Common Stock outstanding and 3,540,796 treasury shares of Common Stock for a total of 96,814,882 shares of Common Stock.

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)  Proposed maximum aggregate value of transaction: N/A

(5)  Total fee paid: N/A

☐  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

FOAMEX INTERNATIONAL INC.

1000 COLUMBIA AVENUE

LINWOOD, PENNSYLVANIA 19061

To the stockholders of Foamex International Inc.

Foamex International Inc., a Delaware corporation (the “Company”), obtained the written consent of the stockholders holding a majority of the shares of its Common Stock on March 8, 2007 (the “Consent”). The Consent authorizes the amendment of our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”):

•	to effect a 1 for 4 reverse stock split (the “Reverse Split”); and

•

to eliminate the restrictions on the trading of its Common Stock currently included in the Certificate of Incorporation, which restrictions the Company’s Board of Directors caused to expire on February 12, 2007 (together with the Reverse Split, the “Proposals”).

The Proposals were approved by the Company’s Board of Directors on March 5, 2007.

The accompanying Information Statement is being provided to you for your information to comply with the requirements of the Securities Exchange Act of 1934, as amended. The Information Statement also constitutes notice of corporate action without a meeting by less than unanimous consent of the Company’s stockholders pursuant to Section 228(e) of the Delaware General Corporation Law. You are urged to read the Information Statement carefully in its entirety. However, no action is required on your part in connection with the amendment to the Certificate of Incorporation and the Reverse Split. No meeting of the Company’s stockholders will be held or proxies requested for these matters since they have already been approved by the requisite written consent of the holders of a majority of the shares of our Common Stock.

Under the rules of the Securities and Exchange Commission, the amendment to the Certificate of Incorporation and the Reverse Split cannot become effective until at least 20 days after the accompanying Information Statement has been distributed to the stockholders of the Company.

By order of the Board of Directors

[signature]

Raymond E. Mabus, Jr.

Chairman and Chief Executive Officer

April 2, 2007

                                                                  SCHEDULE 14C COPY

FOAMEX INTERNATIONAL INC.

1000 COLUMBIA AVENUE

LINWOOD, PENNSYLVANIA 19061

INFORMATION STATEMENT PURSUANT TO SECTION 14C OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

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THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE BEEN APPROVED BY HOLDERS OF A MAJORITY OF OUR COMMON STOCK. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THERE ARE NO DISSENTERS’ RIGHTS WITH RESPECT TO THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT.

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About this Information Statement

This Information Statement is being mailed on or about April 2, 2007, to the holders of record at the close of business on March 6, 2007 of shares of common stock, $0.01 par value (the “Common Stock”), of Foamex International Inc., a Delaware corporation (the “Company”). You are receiving this Information Statement in connection with a written consent approved on March 8, 2007 by stockholders owning the majority of the Common Stock, which consent provides that the Company shall have the authority to amend its Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”):

•	to effect a 1 for 4 reverse stock split (the “Reverse Split”); and

•

to eliminate the restrictions on the trading of its Common Stock currently included in the Certificate of Incorporation, which restrictions the Company’s Board of Directors had caused to expire on February 12, 2007 (the “Trading Restriction Removal” and, together with the Reverse Split, the “Proposals”).

The Proposals were approved by the Company’s Board of Directors on March 5, 2007. The anticipated effective date of the Proposals is April 23, 2007.

Reverse Split

At the effective time of the Reverse Split, all of the outstanding shares of our Common Stock will be automatically converted into a smaller number of shares, at the reverse split ratio of 1 for 4.

Purpose of the Reverse Split

The purpose of the Reverse Split is to reduce the number of outstanding shares of Common Stock and increase the market value per share of the remaining outstanding shares. The closing price of the Common Stock on March 16, 2007 was $5.00 per share.

In approving the Reverse Split, the Board of Directors considered certain factors concerning the Common Stock, including:

•	because of their increased volatility:

o	some investors are reluctant to purchase lower priced securities;

o	brokerage firms are generally reluctant to recommend lower priced securities to their clients; and

o	most investment funds are reluctant to invest in lower priced securities; moreover, many funds are not permitted by their investment guidelines to invest in lower priced securities;

•	investors may also be dissuaded from purchasing lower priced securities because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks; and

•	lower priced securities attract less research analyst coverage than higher priced securities.

The Company believes that the Reverse Split will improve the level and stability of the Common Stock trading price, and that a higher share price could help generate additional interest in the Company.

Potential Risks of the Reverse Split

The effect of the Reverse Split on the market price for the Company’s Common Stock cannot be predicted, and the performance history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the Company’s Common Stock will continue to trade at least in proportion to the reduction in the number of outstanding shares resulting from the Reverse Split or that the market price of the post-split Common Stock can be maintained. The market price of the Company’s Common Stock will also be based on its financial performance, market conditions, the market perception of its future prospects and the Company’s industry as a whole, as well as other factors, many of which are unrelated to the number of shares outstanding.

Effects of the Reverse Split

General. A reverse stock split is a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished by the Company, in this case, by reclassifying and converting all outstanding shares of our Common Stock into a proportionately fewer number of shares of Common Stock. For example, upon implementation of the Reverse Split, a stockholder holding 2,000 shares of our Common Stock before the Reverse Split would hold 500 shares of our Common Stock after the Reverse Split. This action would also result in a relative increase in the available number of authorized but unissued shares of our Common Stock (in the instant example, adding 1,500 shares to the number of unissued shares available for issuance), because the number of shares authorized for issuance is otherwise unchanged by the Reverse Split. Each stockholder’s proportionate ownership of the issued and outstanding shares of our Common Stock would remain the same, except for minor changes that may result from cash payments in lieu of fractional shares of our Common Stock, which are described below. Outstanding shares of new Common Stock resulting from the Reverse Split will remain fully paid and non-assessable.

No Fractional Shares. No fractional shares of Common Stock will be issued in connection with the Reverse Split. Subject to a stockholder not holding “restricted shares” (see “Holders of ‘Restricted Shares’” below), if as a result of the Reverse Split, a stockholder would otherwise hold a fractional share because their pre-Reverse Split share holdings were not evenly divisible by four, the stockholder, in lieu of the issuance of a certificate for a fractional share, would be entitled to receive a payment in cash.

The Board of Directors will arrange for our exchange agent to aggregate and sell all fractional interests that result from the Reverse Split on the open market and distribute the proceeds of such sales to each holder proportionate to their respective fractional interest. The Company will pay any commissions and fees to effect the foregoing sales. The owner of a resulting fractional share interest will have only a right to receive the cash payment therefor and not any voting, dividend or other right with respect to that interest.

Neither the Company nor its exchange agent effecting the Reverse Split, Mellon Bank, N.A., assumes any responsibility with respect to the sales price or proceeds received in respect of aggregated fractional interests sold in the market.

Holders of “Restricted Shares.” Holders of our Common Stock that are “restricted shares” for purposes of the Securities Act of 1933, as amended, have waived their right to receipt of payment for fractional interests that they may otherwise be entitled to as a result of the Reverse Split.

Accounting Matters. The Reverse Split will not affect the par value of the Company’s Common Stock. As a result, on the effective date of the Reverse Split, the stated par value capital on the Company’s balance sheet attributable to Common Stock would be reduced from its present amount by a fraction that equals one divided by four, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value per share will be increased because there will be fewer shares.

Effect on Authorized and Outstanding Shares. Based on the stockholdings at March 16, 2007, there will be approximately 23.3 million shares of Common Stock issued and outstanding following the Reverse Split, and approximately 885,200 shares of Common Stock held by the Company as treasury shares. As a result of the Reverse Split, the number of shares of Common Stock issued and outstanding will be reduced to the approximate number of shares of Common Stock issued and outstanding immediately prior to the effectiveness of the Reverse Split divided by four.

The number of shares of Common Stock underlying any stock options will be divided by four for each award (with any fractional amount disregarded) and the exercise price per share will be increased by multiplying by four.

There will be no change to the number of authorized shares of Common Stock or Preferred Stock as a result of the Reverse Split.

With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of Common Stock prior and subsequent to the Reverse Split will remain the same. It is not anticipated that the Company’s financial condition, the percentage ownership of management, the number of stockholders, or any aspect of the Company’s business would materially change, solely as a result of the Reverse Split. The Reverse Split will be effectuated simultaneously for all of the Company’s Common Stock. The Reverse Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power, except for minor changes that may result from cash payments in lieu of fractional shares of our Common Stock.

The Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company’s Common Stock is currently registered under Section 12(g) of the Exchange Act and as a result is subject to periodic reporting and other requirements. The proposed Reverse Split will not affect the registration of the Company’s Common Stock under the Exchange Act. The Reverse Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

Increase of Shares of Common Stock Available for Future Issuance. As a result of the Reverse Split, there will be a reduction in the number of shares of Common Stock issued and outstanding and an associated increase in the number of authorized shares that would be unissued and available for future issuance after the Reverse Split. The increase in available shares could be used for any proper corporate purpose approved by the Board of Directors, including, among other purposes, future financing transactions.

Effectiveness of the Reverse Split. The Reverse Split will become effective after the filing with the Secretary of State of the State of Delaware of the certificate of amendment (the “Certificate of Amendment”) to the Certificate of Incorporation (the form of which is attached hereto as Exhibit “A”). It is expected that such filing will take place on or about the date that is 20 calendar days after the mailing of this Information Statement.

Tax Consequences of the Reverse Split. The following discussion summarizing material federal income tax consequences of the Reverse Split is based on the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date this Information Statement was first mailed to stockholders. This discussion does not discuss consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies). Stockholders should consult their own tax advisors to determine the particular consequences to them.

The receipt of the Common Stock following the effective date of the Reverse Split, solely in exchange for the Common Stock held prior to the Reverse Split, will not generally result in recognition of gain or loss to the stockholders. The aggregate tax basis of the post-Reverse Split shares received in the Reverse Split (including any fraction of a new share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-Reverse Split shares exchanged therefor, and the holding period of the post-Reverse Split shares received in the Reverse Split will include the holding period of the pre-Reverse Split shares surrendered therein.

In general, stockholders who receive cash in exchange for their fractional share interests in the post-Reverse Split shares as a result of the Reverse Split will be deemed for federal income tax purposes to have first received the fractional share interests and then to have had those fractional share interests redeemed for cash. The receipt of cash instead of a fractional share of the Common Stock by a U.S. holder of the Common Stock will generally result in a taxable gain or loss equal to the difference between the amount of cash received and the holder’s adjusted federal income tax basis in the fractional share. Gain or loss generally will be a capital gain or loss. Capital gain of a non-corporate U.S. holder, upon disposition of the Common Stock held for more than one year generally is taxed at a maximum rate of 15%. Deductibility of capital loss is subject to limitations.

No gain or loss will be recognized by the Company as a result of the Reverse Split. The Company’s views regarding the tax consequences of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts would accept the positions expressed above.

THIS SUMMARY IS NOT INTENDED AS TAX ADVICE TO ANY PARTICULAR PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY ASSUMES THAT THE SHARES OF COMMON STOCK ARE HELD AS “CAPITAL ASSETS” AS DEFINED IN THE CODE, AND DOES NOT CONSIDER THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY’S STOCKHOLDERS IN LIGHT OF THEIR INDIVIDUAL INVESTMENT CIRCUMSTANCES OR TO HOLDERS WHO MAY BE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS (SUCH AS DEALERS IN SECURITIES, INSURANCE COMPANIES, FOREIGN INDIVIDUALS AND ENTITIES, FINANCIAL INSTITUTIONS AND TAX EXEMPT ENTITIES). IN ADDITION, THIS SUMMARY DOES NOT ADDRESS ANY CONSEQUENCES OF THE REVERSE SPLIT UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS. THE STATE AND LOCAL TAX CONSEQUENCES OF THE REVERSE SPLIT MAY VARY AS TO EACH STOCKHOLDER DEPENDING ON THE STATE IN WHICH SUCH STOCKHOLDER RESIDES. AS A RESULT, IT IS THE RESPONSIBILITY OF EACH STOCKHOLDER TO OBTAIN AND RELY ON ADVICE FROM HIS, HER OR ITS TAX ADVISOR AS TO, BUT NOT LIMITED TO, THE FOLLOWING: (A) THE EFFECT ON HIS, HER OR ITS TAX SITUATION OF THE REVERSE SPLIT, INCLUDING, BUT NOT LIMITED TO, THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS; (B) THE EFFECT OF POSSIBLE FUTURE LEGISLATION OR REGULATIONS; AND (C) THE REPORTING OF INFORMATION REQUIRED IN CONNECTION WITH THE REVERSE SPLIT ON HIS, HER OR ITS OWN TAX RETURNS. IT WILL BE THE RESPONSIBILITY OF EACH STOCKHOLDER TO PREPARE AND FILE ALL APPROPRIATE FEDERAL, STATE AND LOCAL TAX RETURNS.

Trading Restriction Removal

The Trading Restriction Removal eliminates the restrictions on the trading of the Company’s Common Stock currently included in the Certificate of Incorporation. As permitted by the Certificate of Incorporation, the Company’s Board of Directors caused these restrictions to expire on February 12, 2007. The Trading Restriction Removal is merely a “clean-up” change to delete the wording of the former trading restrictions. The Company believes that their continued presence in the Certificate of Incorporation may be confusing to investors and is therefore removing it in connection with filing the Certificate of Amendment.

Approval of the Certificate of Amendment

Under the Delaware General Corporation Law, the Certificate of Amendment relating to the Reverse Split must be approved by the Board of Directors and by the holders of at least a majority of the Common Stock. The following stockholders approved the Certificate of Amendment by written consent as permitted under Delaware Law. Their approvals collectively represent approximately 57% of the Common Stock of the Company:

D. E. Shaw Laminar Portfolios, L.L.C.

Goldman, Sachs & Co.

Sigma Capital Associates, LLC

PAR IV Master Fund, Ltd.

Sunrise Partners Limited Partnership

The Certificate of Amendment, therefore, has been approved by the stockholders of the Company, and the Proposals will become effective after the filing with the Secretary of State of the State of Delaware of the Certificate of Amendment. It is expected that such filing will take place on or about April 23, 2007, which is the date that is 20 calendar days after the mailing of this Information Statement.

Because the Certificate of Amendment has already been approved, you are not required to take any action at this time. This Information Statement is your notice that the Proposals have been approved. You will receive no further notice when the Proposals become effective.

Share Certificates

Following the Reverse Split, the share certificates you now hold will continue to be valid and will evidence your ownership in post-Reverse Split shares of Common Stock. Going forward, following the effective date of the Reverse Split, new shares of Common Stock issued will reflect the Reverse Split, but this in no way will affect the validity of your current share certificates. However, after the effective date of the Reverse Split, those stockholders who wish to obtain new certificates should contact the exchange agent at:

Mellon Investor Services

One Mellon Center, Suite 2122

500 Grant Street

Pittsburgh, Pennsylvania 15258

(412) 236-8172

(412) 236-8161 fax

Many stockholders hold some or all of their shares electronically in book-entry form either through a representative broker-dealer or through the direct registration system for securities. If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-Reverse Split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-Reverse Split shares, a transaction statement will automatically be sent to your address of record by either your broker (if you hold your shares through a broker) or the exchange agent indicating the number of shares you hold.

Outstanding Voting Securities

The Company’s Certificate of Incorporation provides for an authorized capitalization consisting of 193,000,000 shares of Common Stock and 7,000,000 shares of Preferred stock, $0.01 par value. At the close of business on March 16, 2007, there were 93,274,086 shares of Common Stock and no shares of Preferred Stock issued and outstanding. The Common Stock constitute the only voting securities of the Company. Each stockholder is entitled to cast one vote for each share of Common Stock held by the stockholder.

By Order of the Board of Directors.

[signature]

Raymond E. Mabus, Jr.

Chairman and Chief Executive Officer

EXHIBIT A

CERTIFICATE OF AMENDMENT

OF THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FOAMEX INTERNATIONAL INC.

__________________________________________

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

__________________________________________

Foamex International Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article V of the Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“ARTICLE V

AUTHORIZED CAPITAL STOCK

Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is Two Hundred Million (200,000,000) consisting of (i) Seven Million (7,000,000) shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), and (ii) One Hundred and Ninety-Three Million (193,000,000) shares of common stock, $0.01 par value per share (the “Common Stock”). To the extent required by Section 1123(a)(6) of the U.S. Bankruptcy Code (“11 U.S.C. § 1123(a)(6)”), no nonvoting equity securities of the Corporation shall be issued. The foregoing sentence shall have no further force and effect beyond that required by 11 U.S.C. § 1123(a)(6) and is applicable only for so long as such Section is in effect and applicable to the Corporation.

Preferred Stock. The Board is expressly authorized, by resolution or resolutions, to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereon, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a “Certificate of Designations”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the Voting Stock voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Certificate of Designations.

Common Stock. Except as otherwise provided by law or as otherwise provided in any Certificate of Designations, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

Upon the date that this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation becomes effective in accordance with the DGCL (the “Amendment Effective Date”), each four (4) shares of Common Stock, par value $0.01 per share (the “Old Common Stock”), of the Corporation issued and outstanding immediately prior to the Amendment Effective Date shall be, without any action of the holder thereof, automatically reclassified as and converted into one (1) share of Common Stock, par value $0.01 per share (the “New Common Stock”), of the Corporation (the “Reverse Split”).

Notwithstanding the immediately preceding paragraph, no fractional shares of New Common Stock shall be issued to the holders of Old Common Stock immediately prior to the Amendment Effective Date in connection with the foregoing reclassification of shares of Old Common Stock, and no certificates or scrip representing any such fractional shares shall be issued. In lieu of the issuance of such fractional shares, the Corporation will arrange for its transfer agent to aggregate and sell any fractional interests that may result from the Reverse Split on the open market (other than with respect to “restricted shares”) and distribute the proceeds of such sales to each holder proportionate to their respective fractional interest (other than with respect to “restricted shares”), with the Corporation paying any commissions and fees to effect the foregoing sales.

Each stock certificate that, immediately prior to the Amendment Effective Date, represented shares of Old Common Stock shall, from and after the Amendment Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified. A letter of transmittal will provide the means by which each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

The officers of the Corporation shall engage and instruct the transfer agent of its Old Common Stock to effect the Reverse Split on the Amendment Effective Date through its book-entry registration facilities and through the facilities of The Depository Trust Company and take such further actions, including, without limitation, the obtaining of a CUSIP number for the New Common Stock and accounting for the proper payment to stockholders in lieu of fractional shares, as the transfer agent advises the Corporation are necessary in furtherance of the Reverse Split.”

SECOND: Article VI is hereby deleted in its entirety.

THIRD: This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (“GCL”) and by the written consent of the Corporation’s stockholders in accordance with Section 228 of the GCL.

[SIGNATURE PAGE TO FOLLOW]

                IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed this ____ day of _____, 2007.

FOAMEX INTERNATIONAL INC.

By:	_________________________
Name:
Title: